Exhibit 99.1

News Release

Nucor Reports Results for Fourth Quarter of 2019

CHARLOTTE, N.C. – January 28, 2020 - Nucor Corporation (NYSE: NUE) today announced consolidated net earnings of $107.8 million, or $0.35 per diluted share, for the fourth quarter of 2019. Included in the fourth quarter of 2019 earnings are non-cash impairment charges of $66.9 million, or $0.17 per diluted share. By comparison, Nucor reported consolidated net earnings of $275.0 million, or $0.90 per diluted share, for the third quarter of 2019 and consolidated net earnings of $646.8 million, or $2.07 per diluted share, for the fourth quarter of 2018.

For the full year 2019, Nucor reported consolidated net earnings of $1.27 billion, or $4.14 per diluted share, compared to $2.36 billion, or $7.42 per diluted share, in 2018.

“Stronger than expected steel mill segment performance in December was the primary driver for higher actual fourth quarter earnings than we indicated in our mid-December quantitative guidance,” said Leon Topalian, Nucor’s President and Chief Executive Officer. “We believe that the inventory destocking that occurred throughout most of 2019 concluded in the fourth quarter, when customers resumed more normal buying patterns. Additionally, general business conditions improved in the fourth quarter due to a number of factors, including a rate cut by the Federal Reserve, the new labor agreement between the United Automobile Workers and GM, and definitive progress on the trade front.”

“For the full year, strong performance in many of our steel products businesses partially offset the impact of destocking on our steelmaking operations. In particular, our Vulcraft/Verco and Building Systems groups both achieved record profitability in 2019, reflecting both strong execution by our teammates and favorable nonresidential construction market conditions.”

Mr. Topalian added, “We are encouraged by recent economic trends and confident that our positive momentum will continue in 2020. I would like to thank Nucor’s dedicated teammates across the company for their continued focus on safety, serving our customers and creating value for shareholders.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the fourth quarter and full year 2019 and 2018 were as follows (in thousands):

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
Steel mills	$212,437	$882,438	$1,790,694	$3,500,085
Steel products	147,414	86,837	511,145	467,105
Raw materials	(92,577)	55,773	(28,244)	236,241
Corporate/eliminations	(89,044)	(147,772)	(490,788)	(974,040)
	$178,230	$877,276	$1,782,807	$3,229,391

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter of 2019 (Continued)

Financial Review

As previously mentioned, included in the fourth quarter of 2019 results are non-cash impairment charges of $66.9 million, or $0.17 per diluted share. Of that amount, $35.0 million, or $0.09 per diluted share, relates to an impairment of our proved producing natural gas well assets that is included in the raw materials segment. Also included in that amount is a $20.0 million, or $0.05 per diluted share, impairment charge that relates to a long-lived asset in the steel mills segment, and an $11.9 million, or $0.03 per diluted share, charge that relates to the write-down of certain intangible assets in the steel products segment. These non-cash impairment charges were not known at the time of our quantitative guidance release on December 12, 2019.

Nucor’s consolidated net sales decreased 6% to $5.13 billion in the fourth quarter of 2019 compared with $5.46 billion in the third quarter of 2019 and decreased 18% compared with $6.30 billion in the fourth quarter of 2018. Average sales price per ton in the fourth quarter of 2019 decreased 5% compared with the third quarter of 2019 and decreased 16% compared with the fourth quarter of 2018. A total of 6,486,000 tons were shipped to outside customers in the fourth quarter of 2019, a 1% decrease from the third quarter of 2019 and a 3% decrease from the fourth quarter of 2018. Total steel mill shipments in the fourth quarter of 2019 remained flat as compared to the third quarter of 2019 and decreased 2% as compared to the fourth quarter of 2018. Steel mill shipments to internal customers represented 21% of total steel mill shipments in the fourth quarter of 2019, compared with 21% in the third quarter of 2019 and 19% in the fourth quarter of 2018. Downstream steel product shipments to outside customers in the fourth quarter of 2019 decreased 2% from the third quarter of 2019 and increased 8% from the fourth quarter of 2018.

For 2019, Nucor’s consolidated net sales decreased 10% to $22.59 billion, compared with $25.07 billion for 2018. Total tons shipped to outside customers in 2019 were 26,532,000, a decrease of 5% from 2018, while the average sales price per ton decreased 5% from 2018.

The average scrap and scrap substitute cost per gross ton used in the fourth quarter of 2019 was $275, an 8% decrease compared to $299 in the third quarter of 2019 and a decrease of 23% compared to $359 in the fourth quarter of 2018. The average scrap and scrap substitute cost per gross ton used for the full year 2019 was $314, a decrease of 13% from $361 for the full year 2018.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $35 million, or $0.09 per diluted share, in the fourth quarter of 2019, compared with approximately $28 million, or $0.07 per diluted share, in the third quarter of 2019 and approximately $17 million, or $0.04 per diluted share, in the fourth quarter of 2018.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter of 2019 (Continued)

For 2019, pre-operating and start-up costs related to the Company’s growth projects were approximately $103 million, or $0.26 per diluted share, compared with approximately $36 million, or $0.09 per diluted share, for 2018.

Overall operating rates at the Company’s steel mills remained flat at 83% in the fourth quarter of 2019 as compared to the third quarter of 2019 and decreased compared to 88% in the fourth quarter of 2018. Operating rates for the full year 2019 decreased to 84% as compared to 91% for the full year 2018.

Nucor’s liquidity position remains strong with $1.83 billion in cash and cash equivalents and short-term investments as of December 31, 2019 and an untapped $1.50 billion revolving credit facility that does not expire until April 2023.

Fourth Quarter of 2019 Analysis

As expected, the performance of the steel mills segment in the fourth quarter of 2019 decreased compared to the third quarter of 2019 as lower steel prices at the end of the third quarter impacted our fourth quarter results. During the fourth quarter, domestic scrap metal prices rose markedly and our sheet, plate, structural and bar mills all implemented price increases.

The profitability of the steel products segment in the fourth quarter of 2019 decreased slightly as compared to the third quarter of 2019 due to normal year-end seasonality. However, the fourth quarter of 2019 was the best fourth quarter in that segment’s history and significantly higher than the fourth quarter of 2018.

Losses in the raw materials segment significantly increased in the fourth quarter of 2019 as compared to the third quarter of 2019 due to the impact of our Louisiana DRI plant’s planned outage which was completed in mid-November, the previously discussed impairment charge related to one of our fields of proved producing natural gas well assets and further margin compression throughout our raw materials businesses.

Business and Operational Enhancements

On December 11, 2019, Nucor acquired TrueCore, LLC (TrueCore), an insulated metal panel manufacturing company with a facility in Laurens, South Carolina. TrueCore produces insulated metal panels that service the cold storage market, with future plans for additional commercial and industrial applications.

On December 18, 2019, Nucor announced that its board of directors approved an expansion project which will add a coil paint line at the company’s sheet mill in Mississippi County, Arkansas. The new coil paint line will have a capacity of approximately 250,000 tons per year and is expected to start up in the first half of 2022, pending permit and regulatory approval.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter of 2019 (Continued)

Commitment to Returning Capital to Shareholders

During the fourth quarter of 2019, Nucor repurchased approximately 1.9 million shares of its common stock at an average price of $54.61 per share. Nucor repurchased approximately 5.3 million shares of its common stock at an average price of $56.33 per share during 2019. As of December 31, 2019, Nucor had approximately 301,812,000 shares outstanding and approximately $1.20 billion remaining for repurchases under its authorized share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

On December 13, 2019, Nucor’s board of directors declared a cash dividend of $0.4025 per share. This cash dividend is payable on February 11, 2020 to stockholders of record as of December 31, 2019 and is Nucor’s 187th consecutive quarterly cash dividend. Nucor has increased its regular, or base, dividend for 47 consecutive years – every year since it first began paying dividends in 1973. Over the past ten years, Nucor has returned approximately $6 billion in capital to its stockholders in the form of base dividends and share repurchases.

First Quarter of 2020 Outlook
We expect Nucor’s earnings in the first quarter of 2020 to increase as compared to the fourth quarter of 2019. We expect earnings in the steel mills segment to increase in the first quarter of 2020 as compared to the fourth quarter of 2019 (excluding the fourth quarter of 2019 impairment charge), due to the previously mentioned price increases and expected higher volumes. We expect a more stable pricing environment in 2020 after the severe inventory destocking that occurred in 2019. We expect the profitability of the steel products segment in the first quarter of 2020 to decrease as compared to the fourth quarter of 2019 (excluding the fourth quarter of 2019 impairment charges) due to normal seasonality. We expect the performance of the raw materials segment to increase in the first quarter of 2020 as compared to the fourth quarter of 2019, due to an improvement in pricing for raw materials, the absence of the impairment charge related to our proved producing natural gas well assets and no planned nonroutine outages at our Louisiana DRI plant.

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s fourth quarter results on January 28, 2020 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investors.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter of 2019 (Continued)

ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “believe,” “expect,” “project,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgement based on current information, and although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; and (5) energy costs and availability. These and other factors are discussed in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2018. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries - Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter of 2019 (Continued)

Tonnage Data
(In thousands)

	Three Months (13 Weeks) Ended			Twelve Months (52 Weeks) Ended
	Dec. 31, 2019	Dec. 31, 2018	Percent Change	Dec. 31, 2019	Dec. 31, 2018	Percent Change
Steel mills total shipments:
Sheet	2,662	2,573	3%	10,577	10,789	-2%
Bars	1,969	2,014	-2%	8,019	8,895	-10%
Structural	555	615	-10%	2,237	2,437	-8%
Plate	519	630	-18%	2,124	2,418	-12%
Other	74	56	32%	399	350	14%
	5,779	5,888	-2%	23,356	24,889	-6%

Sales tons to outside customers:
Steel mills	4,572	4,765	-4%	18,585	19,890	-7%
Joist	140	135	4%	499	490	2%
Deck	141	127	11%	495	479	3%
Cold finished	108	132	-18%	498	569	-12%
Fabricated concrete reinforcing steel	294	274	7%	1,223	1,225	-
Piling	176	127	39%	638	565	13%
Tubular products	273	229	19%	1,053	1,058	-
Other steel products	105	117	-10%	408	460	-11%
Raw materials	677	781	-13%	3,133	3,163	-1%
	6,486	6,687	-3%	26,532	27,899	-5%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter of 2019 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
Net sales	$5,131,746	$6,295,884	$22,588,858	$25,067,279
Costs, expenses and other:
Cost of products sold	4,696,558	5,183,622	19,909,773	20,771,871
Marketing, administrative and other expenses	162,228	209,300	711,248	860,722
Equity in earnings of unconsolidated affiliates	(852)	(6,083)	(3,311)	(40,240)
Impairment of assets	66,916	-	66,916	110,000
Interest expense, net	28,666	31,769	121,425	135,535
	4,953,516	5,418,608	20,806,051	21,837,888
Earnings before income taxes and noncontrolling interests	178,230	877,276	1,782,807	3,229,391
Provision for income taxes	43,977	196,206	411,897	748,307
Net earnings	134,253	681,070	1,370,910	2,481,084
Earnings attributable to noncontrolling interests	26,430	34,291	99,767	120,317
Net earnings attributable to Nucor stockholders	$107,823	$646,779	$1,271,143	$2,360,767
Net earnings per share:
Basic	$0.35	$2.08	$4.14	$7.44
Diluted	$0.35	$2.07	$4.14	$7.42
Average shares outstanding:
Basic	303,560	309,804	305,040	315,858
Diluted	303,987	310,447	305,503	316,733

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter of 2019 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	Dec. 31, 2019	Dec. 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,534,605	$1,398,886
Short-term investments	300,040	-
Accounts receivable, net	2,160,102	2,505,568
Inventories, net	3,842,095	4,553,500
Other current assets	389,528	178,311
Total current assets	8,226,370	8,636,265
Property, plant and equipment, net	6,178,555	5,334,748
Goodwill	2,201,063	2,184,336
Other intangible assets, net	742,186	828,504
Other assets	996,492	936,735
Total assets	$18,344,666	$17,920,588
LIABILITIES
Current liabilities:
Short-term debt	$62,444	$57,870
Current portion of long-term debt and finance lease obligations	29,264	-
Accounts payable	1,201,698	1,428,191
Salaries, wages and related accruals	510,844	709,397
Accrued expenses and other current liabilities	659,524	610,842
Total current liabilities	2,463,774	2,806,300
Long-term debt and finance lease obligations due after one year	4,291,301	4,233,276
Deferred credits and other liabilities	798,415	679,044
Total liabilities	7,553,490	7,718,620
EQUITY
Nucor stockholders' equity:
Common stock	152,061	152,061
Additional paid-in capital	2,107,646	2,073,715
Retained earnings	11,115,056	10,337,445
Accumulated other comprehensive loss, net of income taxes	(302,966)	(304,133)
Treasury stock	(2,713,931)	(2,467,010)
Total Nucor stockholders' equity	10,357,866	9,792,078
Noncontrolling interests	433,310	409,890
Total equity	10,791,176	10,201,968
Total liabilities and equity	$18,344,666	$17,920,588

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for Fourth Quarter of 2019 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Twelve Months (52 Weeks) Ended
	Dec. 31, 2019	Dec. 31, 2018
Operating activities:
Net earnings	$1,370,910	$2,481,084
Adjustments:
Depreciation	648,911	630,879
Amortization	85,742	88,758
Stock-based compensation	90,359	73,422
Deferred income taxes	99,157	3,017
Distributions from affiliates	37,459	30,196
Equity in earnings of unconsolidated affiliates	(3,311)	(40,240)
Impairment of assets	66,916	110,000
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	361,340	(485,433)
Inventories	712,645	(1,092,101)
Accounts payable	(253,457)	235,572
Federal income taxes	(180,325)	163,743
Salaries, wages and related accruals	(186,755)	204,796
Other operating activities	(40,178)	(9,741)
Cash provided by operating activities	2,809,413	2,393,952
Investing activities:
Capital expenditures	(1,477,293)	(982,531)
Investment in and advances to affiliates	(45,834)	(121,412)
Divestiture of affiliates	67,591	-
Disposition of plant and equipment	41,618	31,589
Acquisitions (net of cash acquired)	(83,106)	(33,063)
Purchase of investments	(367,741)	-
Proceeds from the sale of investments	67,701	50,000
Other investing activities	2,873	25,348
Cash used in investing activities	(1,794,191)	(1,030,069)
Financing activities:
Net change in short-term debt	4,574	5,037
Proceeds from long-term debt, net of discount	-	995,710
Repayment of long-term debt	-	(500,000)
Bond issuance related costs	-	(7,625)
Issuance of common stock	16,145	24,101
Payment of tax withholdings on certain stock-based compensation	(25,047)	(22,123)
Distributions to noncontrolling interests	(76,347)	(56,179)
Cash dividends	(492,062)	(485,376)
Acquisition of treasury stock	(298,541)	(853,997)
Other financing activities	(9,132)	(7,725)
Cash used in financing activities	(880,410)	(908,177)
Effect of exchange rate changes on cash	907	(5,924)
Increase in cash and cash equivalents	135,719	449,782
Cash and cash equivalents - beginning of year	1,398,886	949,104
Cash and cash equivalents - end of year	$1,534,605	$1,398,886
Non-cash investing activity:
Change in accrued plant and equipment purchases	$34,777	$14,725

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com